Exhibit 10.2

AMENDED AND RESTATED

SHARED SERVICES AGREEMENT

This Amended and Restated Shared Services Agreement, dated as of August 5, 2013, but effective as of May 15, 2013 (the “Effective Date”), is by and between ContraVir Pharmaceuticals, Inc., a Delaware corporation (“ContraVir”), and Synergy Pharmaceuticals Inc., a Delaware corporation (“Synergy”). ContraVir and Synergy are sometimes referred to herein separately as a “Party” and together as the “Parties”.

RECITALS

WHEREAS, ContraVir and Synergy are parties to that certain shared services agreement, dated July 8, 2013, but effective as of May 16, 2013 (the “Existing Agreement”);

WHEREAS, pursuant to the Existing Agreement, Synergy agreed to directly or indirectly provides certain administrative, legal, tax, financial, information technology and other services to ContraVir;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, Synergy and ContraVir hereby agree that the Existing Agreement is amended and restated in its entirety as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, the following terms have the following meanings, applicable both to the singular and the plural forms of the terms described. All capitalized terms not otherwise defined herein shall have the meaning set forth in the Master Separation Agreement.

“Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal, other than any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation relating to taxes.

“Additional Services” has the meaning set forth in Section 2.02.

“Affiliate” means any entity that directly or indirectly owns, is owned by, or is under the common ownership with a Party, at any time during the term of this Agreement. “Owns”, “owned” or “ownership” means direct or indirect possession of more than fifty percent (50%) of the votes of holders of a corporation’s voting securities, or a comparable equity or other ownership interest in any other type of entity; provided that for the purposes of this Agreement, Synergy and its Affiliates shall not constitute Affiliates of ContraVir or its Affiliates, and vice-versa.

“Agreement” means this Shared Services Agreement, together with the schedules and exhibits hereto, as the same may be amended and supplemented from time to time in accordance with the provisions hereof.

“Change of Control” means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock, by contract or otherwise) of in excess of 50% of the voting securities of either Party, (b) either Party merges into or consolidates with any other Person, or any Person merges into or consolidates with either Party and, after giving effect to such transaction, the stockholders of either Party immediately prior to such transaction own less than 50% of the aggregate voting power of such Party or the successor entity of such transaction, or (c) either Party sells or transfers all or substantially all of its assets to another Person and the stockholders of such Party immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction. For purposes of this definition, (i) no effect shall be given to the proviso to the definition of “Affiliate” set forth herein and (ii) the distribution of any ContraVir securities by Synergy on or after the date hereof shall not constitute a “Change of Control” under the terms and conditions of this Agreement.

“Code” means the Internal Revenue Code of 1986 (or any successor statute), as amended from time to time, and the regulations promulgated thereunder.

“Contract” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of such Person’s property under applicable law.

“ContraVir” has the meaning set forth in the preamble to this Agreement.

“ContraVir Business” means the business presently conducted by ContraVir as of the Effective Date.

“ContraVir Covered Parties” has the meaning set forth in Section 3.01.

“ContraVir Entities” means ContraVir Pharmaceuticals, Inc. and its Subsidiaries, from time to time, and “ContraVir Entity” means any one of the ContraVir Entities.

“ContraVir Indemnified Person” means each of the ContraVir Entities and their respective directors, officers, agents, employees, and Subcontractors.

“ContraVir Personnel” means any Synergy employee, agent or Subcontractor providing the Synergy Services.

“Distribution” means a distribution by Synergy of common stock (and preferred stock, if any) of ContraVir or common stock (and preferred stock, if any) of a Person that is a successor to ContraVir, which distribution is to holders of common stock of Synergy.

“Distribution Date” means the date on which a Distribution occurs.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Force Majeure” has the meaning set forth in Section 9.05(a).

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

“Initial Term” has the meaning set forth in Section 8.01.

“Insurance Policies” means insurance policies pursuant to which a Person makes a true risk transfer to an insurer.

“Insurance Proceeds” means those monies paid from one of the Synergy Insurance Policies.

“Insurance Transition Period” has the meaning set forth in Section 3.01.

“Laws” has the meaning set forth in Section 4.06(a).

“Lease” or “Leases” has the meaning set forth in Section 4.01(a).

“Leased Premises” has the meaning set forth in Section 4.01(a).

“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

“License” has the meaning set forth in Section 4.01(a).

“License Area” or “License Areas” has the meaning set forth in Section 4.01(a).

“License Commencement Date” has the meaning set forth in Section 4.02(a).

“License Expiration Date” has the meaning set forth in Section 4.02(a).

“License Period” has the meaning set forth in Section 4.02(a).

“Loss” and “Losses” mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including, without limitation, the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), including direct, consequential and punitive damages.

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Personal Information” has the meaning set forth in Section 2.05.

“Premises” has the meaning set forth in Section 4.01(a).

“Renewal Term” has the meaning set forth in Section 7.01.

“Schedule 4.01” means the schedule attached hereto, as amended from time to time, which lists the Leased Premises of Synergy.

“Subcontractor” has the meaning set forth in Section 8.04.

“Subsidiary” of any Person means a corporation, limited liability company, joint venture, partnership, trust, association or other entity in which such Person: (1) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (A) the total combined voting power of all classes of voting securities of such entity, (B) the total combined equity interests, or (C) the capital or profits interest, in the case of a partnership; or (2) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body. In the case of ContraVir, “Subsidiary” means any Subsidiary existing as of the Effective Date or that may be formed or acquired subsequent to the Effective Date, so long as, in either case, such entity remains a Subsidiary of ContraVir.

“Synergy” has the meaning set forth in the preamble to this Agreement.

“Synergy Entities” means Synergy and its Subsidiaries (other than ContraVir), and “Synergy Entity” means any one of the Synergy Entities in place on the Effective Date and any entity which becomes a Subsidiary of Synergy thereafter.

“Synergy Indemnified Person” has the meaning set forth in Section 6.02(a).

“Synergy Insurance Policy” or “Synergy Insurance Policies” has the meaning set forth in Section 3.01.

“Synergy Personnel” means any Synergy employee, agent or Subcontractor providing the Synergy Services.

“Synergy Services” means the various administrative, financial (including internal audit and payroll functions), legal, tax, insurance, facility, information technology and other services to be provided by, or on behalf of, Synergy or its Subsidiaries to ContraVir and its Subsidiaries as described in this Agreement, together with any Licenses or Additional Services provided by, or on behalf of, the Synergy Entities pursuant to this Agreement.

“Systems” has the meaning set forth in Section 2.04.

Section 1.02 Internal References. Unless the context indicates otherwise, references to Articles, Sections and paragraphs shall refer to the corresponding Articles, Sections and paragraphs in this Agreement, references to exhibits or schedules shall refer to the corresponding exhibits or schedules in this Agreement, and references to the Parties shall mean the Parties to this Agreement.

ARTICLE II.

PURCHASE AND SALE OF SERVICES

Section 2.01 Purchase and Sale of Synergy Services.

(a) Subject to the terms and conditions of this Agreement and in consideration of the costs for the Synergy Services described below, Synergy agrees to provide or cause to be provided to ContraVir and its Subsidiaries, and ContraVir agrees to purchase from Synergy, the Synergy Services, until such Synergy Services are terminated in accordance with the provisions hereof.

(b) The Parties acknowledge and agree that (i) the Synergy Services to be provided, or caused to be provided, by Synergy under this Agreement shall, at ContraVir’s request, be provided directly to ContraVir or its Subsidiaries and (ii) Synergy may satisfy its obligation to provide or to procure the Synergy Services hereunder by causing one or more of its Subsidiaries to provide or to procure such services. With respect to the Synergy Services provided to, or procured on behalf of, any ContraVir Subsidiary, ContraVir agrees to pay on behalf of such Subsidiary all amounts payable by or in respect of such Synergy Services pursuant to this Agreement, including Section 5.03 hereof.

Section 2.02 Additional Services. In addition to the Synergy Services to be provided or procured in accordance with Section 2.01, if requested by ContraVir, and to the extent that Synergy and ContraVir may mutually agree in writing, Synergy shall provide or cause to be provided additional services to ContraVir (“Additional Services”). The scope of any such Additional Services, as well as the costs and other terms and conditions applicable to such Additional Services, shall be as mutually agreed by Synergy and ContraVir prior to the provision of such Additional Services.

Section 2.03 General Standard of Synergy Service. Except as otherwise agreed to in writing by the Parties or as described in this Agreement, the Parties agree that the nature, quality, degree of skill and standard of care applicable to the delivery of the Synergy Services hereunder, and the skill levels of the Synergy Personnel providing such Synergy Services, shall be substantially the same as or consistent with those which Synergy exercises or employs in providing similar services provided within or to any Synergy Entity. Notwithstanding the foregoing, if there is an increase in the complexity of a Synergy Service (whether as a result of increased quantity or quality, changing frequency or regulatory requirements or otherwise), ContraVir acknowledges and agrees that such Synergy Service may not be provided within the same amount of time as it had previously taken during such period, and, in such a case, Synergy shall use commercially reasonable efforts to provide such Synergy Service in a timely manner. Notwithstanding anything herein to the contrary, the Synergy Services are to be provided in a manner that does not disparately treat ContraVir (or its Subsidiaries or its or their personnel or business) as compared to Synergy’s treatment of itself (or its Subsidiaries or its or their personnel or business) when it is providing such Synergy Service.

Section 2.04 IT Systems. While using or accessing any computers, systems, software, networks, information technology or related infrastructure or equipment (including any data stored thereon or transmitted thereby) (“Systems”) of Synergy (whether or not such use or access is provided as a Synergy Service), ContraVir shall, and shall cause each of its Subsidiaries and their respective ContraVir Personnel to, adhere in all respects to Synergy’s processes, policies and procedures (including any of the foregoing with respect to Confidential Information, data, communications and system privacy, operation, security and proper use) as in effect on the Effective Date or as communicated or otherwise made available to ContraVir from time to time in writing.

Section 2.05 Privacy Laws and Personal Information. In connection with the performance or receipt of the Synergy Services under this Agreement, the Parties acknowledge and agree that each Party and their Subsidiaries are or may be subject to laws and regulations governing the privacy and security of personal or personally identifiable information and related records of their employees, investors, customers and prospective customers (“Personal Information”). Accordingly, each Party, on behalf of itself and its Subsidiaries, agrees to and shall (i) ensure that its employees, agents, and Subcontractors, including third party service providers, cooperate with each other with respect to their obligations under such applicable privacy laws and regulations, and (ii) comply with all provisions of such applicable privacy laws and regulations, in each case relating to the collection, storage, use, processing, disclosure or disposal of Personal Information provided to or accessible by a Party, their Subsidiaries and their respective employees, agents, and Subcontractors in the course of performing under this Agreement. For the avoidance of doubt, all Personal Information shall also be protected as Confidential Information to the extent such treatment provides further protection to the information against unauthorized use or disclosure.

ARTICLE III.

INSURANCE MATTERS

Section 3.01 ContraVir Insurance Coverage During Transition Period. Throughout the period beginning on the Effective Date and ending upon the first to occur of the Distribution Date, the termination or expiration of this Agreement in accordance with ARTICLE VII  hereof, or such other date as may be required by applicable laws (the “Insurance Transition Period”), Synergy shall continue to maintain at its own cost insurance coverage under Insurance Policies that cover and are for the benefit of the ContraVir Entities and their respective directors, officers and employees (the “ContraVir Covered Parties”) at the same levels that Synergy maintains such coverage for itself and the other Synergy Entities and their respective directors, officers and employees, including policies providing coverage for commercial general liability, statutory workers’ compensation, employer’s liability insurance, comprehensive automobile liability, property, and professional services liability (i.e., errors and omissions) (collectively, the “Synergy Insurance Policies”). The ContraVir Entities’ pro rata portion of all costs and expenses associated with the Synergy Insurance Policies shall be calculated in accordance with the allocation methodology described in Section 5.01.

Section 3.02 Cooperation; Payment of Insurance Proceeds to ContraVir; Agreement Not to Release Carriers. Each Party shall share such information as is reasonably necessary in order to permit the other Party to manage and conduct its insurance matters in an orderly fashion. Synergy, at the request of ContraVir, shall cooperate with and use its commercially reasonable efforts to assist ContraVir in recovering any Insurance Proceeds for claims relating to the ContraVir Business, the assets or liabilities of ContraVir, whether such claims arise under any Contract or agreement, by operation of law or otherwise, existing or arising from any past acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed before the Effective Date, on the Effective Date or during the Insurance Transition Period, and Synergy shall promptly pay any such recovered Insurance Proceeds to ContraVir. Neither Synergy nor ContraVir, nor any of their respective

Subsidiaries, shall take any action which would intentionally jeopardize or otherwise interfere with the other Party’s ability to collect any Insurance Proceeds. Except as otherwise contemplated by this Agreement or any other agreement between the Parties with effect from and after the Effective Date, ContraVir shall not (and shall ensure that no affiliate of ContraVir shall) provide any insurance carrier with a release, or amend, modify or waive any rights under any such policy or agreement, if such release, amendment, modification or waiver would adversely affect any rights or potential rights of Synergy (or its Subsidiaries) thereunder. However, no right or obligation of either Party arising solely in connection with the recovery or collection of Insurance Proceeds or the provision to any insurance carrier of a release, amendment, modification or waiver of rights pursuant to this Section 3.02 shall (A) preclude any Synergy Entity or any ContraVir Entity from presenting any claim or from exhausting any policy limit, (B) except as otherwise required under the terms of this Agreement, require any Synergy Entity or any ContraVir Entity to pay any premium or other amount or to incur any Liability, or (C) except as otherwise required under the terms of this Agreement, require any Synergy Entity or ContraVir Entity to renew, extend or continue any policy in force.

Section 3.03 ContraVir Insurance Coverage After the Insurance Transition Period. After the expiration of the Insurance Transition Period, ContraVir shall be responsible for obtaining and maintaining Insurance Policies in respect of the ContraVir Entities’ risk of loss and such insurance arrangements shall be separate and apart from the Synergy Insurance Policies; provided that nothing herein shall be deemed to be a relinquishment of any rights of a ContraVir Covered Party under any Synergy Insurance Policies written on an occurrence basis issued prior to the termination of the Insurance Transition Period.

Section 3.04 Cooperation. Synergy and ContraVir shall cooperate with each other in all respects, and shall execute any additional documents which are reasonably necessary, to effectuate the provisions of this ARTICLE III.

Section 3.05 No Assignment or Waiver. This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any Synergy Entity in respect of any Insurance Policy or any other contract or policy of insurance.

ARTICLE IV.

REAL ESTATE MATTERS

Section 4.01 Real Estate License.

(a) Synergy by certain lease agreements (the “Leases” and individually “Lease”), leases those certain spaces and is the current holder of the leasehold estates created thereby as described on Schedule 4.01 annexed hereto and incorporated herein (the “Leased Premises”). Synergy hereby grants to ContraVir a license (the “License”) to use and occupy those certain Leased Premises (collectively, the “Premises”) in which the ContraVir Business may be operated from time to time as designated in writing by the Parties, which writing shall be incorporated by reference herein (each space to be referred to herein as a “ License Area “ and collectively the “License Areas”), each of which is located in the Premises and rights of access thereto for the purposes hereinafter provided along with the right to use all equipment, furniture and fixtures, including communications and information systems office equipment, cabling and appurtenant items that are owned by Synergy and located in the License Areas as of the License Commencement Date

(as such term is defined in Section 4.02 below), for the applicable License Period (as such term is defined in Section 4.02 below). In connection with its use of each License Area and to the extent applicable, ContraVir shall also have the non-exclusive right to use (i) in common with Synergy and the other occupants of the building in which the Premises are located, the common areas outside the Premises that Synergy has the right to use, and (ii) in common with the Synergy and the other occupants of the Premises, the hallways, stairways, elevators, restrooms, kitchens, break rooms, photocopy rooms, facsimile rooms, conference rooms and other areas of the Premises (including the equipment and supplies located therein) that may be reasonably necessary for ContraVir’s use of the Premises, except those areas that Synergy may reasonably designate as private.

(b) ContraVir has inspected and is familiar with the License Areas and accepts same and the contents thereof in their “as is” condition as of the License Commencement Date. Synergy shall not be required to perform any work or furnish any materials in order to prepare the License Areas for ContraVir’s occupancy.

Section 4.02 License Period.

(a) The License Period (the “License Period”) for each License Area shall commence on the date hereof (the “License Commencement Date”) and, subject to the provisions of subparagraphs (b) and (c) below (as and to the extent applicable), shall expire (subject to sooner termination as hereinafter provided) at 11:59 P.M. on the date (the “License Expiration Date”) that is the termination date under this Agreement or, with respect to any Leased Premises, any earlier date that is one (1) day prior to the expiration date of the term of the Lease covering the related License Area, unless sooner terminated pursuant to any term or provision hereof or pursuant to law.

(b) In the event the term of a Lease covering a License Area shall sooner terminate in accordance with the provisions thereof (e.g., by reason of casualty or condemnation, and the landlord under the Lease shall exercise a right of termination contained in the Lease, or Synergy, as the tenant thereunder shall exercise a right of termination thereunder), the License Period for the License Area shall automatically terminate on the date of such termination of such Lease. Synergy shall give ContraVir reasonable prior notice of any such termination.

Section 4.03 License Fee. ContraVir shall pay a license fee for the License Areas at rates to be calculated in accordance with the allocation methodology described in Section 6.01, which fee shall be paid in accordance with Section 6.03.

Section 4.04 Services. ContraVir acknowledges that, in some of locations of the License Areas, a third-party landlord provides services to such locations. Synergy shall reasonably cooperate with ContraVir so as to enable ContraVir to obtain such services, but the foregoing shall not require Synergy to institute any action or proceeding against a landlord. To the extent that any service to a License Area has been supplied directly by Synergy, then Synergy shall continue to provide such services to such License Area during the related License Period and ContraVir shall be responsible for its pro rata share of Synergy’s out-of-pocket costs in connection therewith. Synergy shall provide such services to such License Area in substantially the same manner and quality as Synergy has provided the same to the License Area prior to the License Commencement Date or in substantially the same manner and quality as Synergy provides such services to itself. Synergy hereby grants to ContraVir the right to receive all of the services and benefits with respect to the License Areas which are to be provided by the related landlord under the Leases. Notwithstanding the foregoing, although the Parties contemplate that the landlords will, in fact, perform their obligations under the Leases, in the event of any default or failure of such performance by any of the landlords, Synergy will, upon the specific written request of ContraVir, make demand upon such landlord(s) to perform its obligations under the related Lease.

Section 4.05 Uses. ContraVir shall use and occupy a License Area for any purpose permitted under applicable laws and governmental regulations and, with respect to the Leased Premises, as permitted as a permitted use under the related Lease or subleases, and for no other purpose except as may be reasonably agreed upon in writing by Synergy and ContraVir. Nothing in this paragraph shall require ContraVir to use and occupy a License Area, except to the extent Synergy is required to use or occupy same under the terms of the related Lease.

Section 4.06 Compliance with Law; Observance of Lease Provisions.

(a) ContraVir shall promptly comply with all present and future applicable laws and regulations of all state, Federal, municipal and local governments, departments, commissions and boards and any direction of any public officer pursuant to law, and all orders, rules and regulations of any Board of Fire Underwriters or any similar body (all of the foregoing being hereinafter collectively referred to as “ Laws “) having jurisdiction which shall impose any violation, order or duty upon Synergy or any landlord of Synergy with respect to the related License Area, to the extent only, however, that such compliance (i) relates to ContraVir’s manner of use of the related License Area as opposed to the mere use for the purposes herein permitted, and (ii) with respect to the Leased Premises, is required of the tenant under the related Lease. To the extent that ContraVir is not required to comply with any Laws pursuant to this subparagraph (a) above with respect to a License Area, Synergy shall comply with such Laws applicable to the related License Area or, if applicable, Synergy shall exercise reasonable efforts to require its third-party landlord to comply with such Laws (to the extent such compliance is the obligation of such landlord under the terms of the related Lease to Synergy). ContraVir shall not violate applicable provisions of any Lease governing the manner of use of the related License Area, the use of building elevators, building common areas, and similar provisions, so as not to cause a default thereunder.

(b) To the extent required under a Lease, Synergy shall obtain the consent of the related landlord for ContraVir to license the related License Area. This License is subject to, and ContraVir accepts this License subject to, all the terms, covenants, provisions, conditions and agreements contained in the Leases and the matters to which the related landlords are subject and subordinate, all of which are made a part of this Agreement as though fully set forth herein as if ContraVir were the Tenant named therein and Synergy were the landlord named therein. This License shall also be subject to, and ContraVir accepts this License also subject to, any amendments and supplements to the Leases hereafter made between any landlord and Synergy provided the same do not limit the rights or expand the obligations of ContraVir hereunder in any material respect without ContraVir’s consent (not to be unreasonably withheld). ContraVir covenants and agrees (i) to perform, observe and be bound by each and every covenant, condition and provision of the Leases as applicable to the related License Area (including the building rules and regulations) and (ii) that ContraVir will not do or cause to be done or suffer or permit its agents or employees to do any act or thing to be done which would or might cause the landlord or the rights of Synergy as tenant thereunder to any Lease be cancelled, terminated or forfeited or make Synergy liable for any damages, claim or penalty. Synergy (A) will not do or cause to be done or suffer or permit any act or thing to be done which would or might cause a Lease or the rights of ContraVir thereunder (through this Agreement) to be cancelled, terminated or forfeited or make ContraVir liable for damages, claims or penalty, (B) will not voluntarily terminate a Lease without the prior consent of ContraVir, which consent shall not be unreasonably withheld, and (C) shall deliver to ContraVir promptly upon receipt or delivery copies of all default notices under a Lease sent or received by Synergy.

Section 4.07 Repairs. ContraVir, throughout the License Period, shall take good care of the License Areas and the fixtures and appurtenances therein and, if applicable, as required of the tenant pursuant to the terms of the related Leases. Synergy shall make, or exercise reasonable efforts to cause to be made by such related landlord responsible for such repairs, all necessary structural and other repairs (for which ContraVir is not responsible pursuant to the provisions hereof) to the License Area.

Section 4.08 Damage and Destruction.

(a) Neither Synergy nor ContraVir shall have any responsibility to each other in the event of any damage to or theft of any equipment or property of the other Party unless required pursuant to the terms of  Section 4.09  or ARTICLE VII, and the Party incurring such loss shall look to its own insurance coverage, if any, for recovery in the event of any such damage, loss or theft (which, in the case of ContraVir, if such event occurs during the Insurance Transition Period, such insurance coverage shall mean the Synergy Insurance Policies).

(b) If a License Area is destroyed or damaged by fire or other casualty, the license fee as to such License Area shall abate (entirely if all or substantially all of the License Area is damaged and rendered untenantable and proportionately if only a portion of the License Area is damaged and rendered untenantable, except, with respect to the Leased Premises, in both cases only to the extent that Synergy’s rent under the related Lease is also abated) from the date of the casualty to the date by which Synergy (or a landlord under a related Lease) shall have repaired and restored the License Area or damaged portion thereof (but not ContraVir’s property and equipment therein) to substantially the same condition it was in prior to the occurrence of such casualty. In the event that any substantial portion of any License Area is rendered untenantable by casualty for a period in excess of four (4) months, or if the casualty occurs in the last year prior to the License Expiration Date for any License Area, then ContraVir may terminate the License with respect to such License Area. With respect to the Leased Premises, if the casualty or damage occasioned to the License Area, or to the Premises covered by a related Lease of which the damaged License Area forms a part, shall be so extensive as to entitle either or both of the landlord and Synergy to terminate the Lease, and either such landlord or Synergy shall terminate the Lease therefor in accordance with the terms thereof, then this Agreement with respect to such License Area shall automatically terminate on the Lease termination date, as provided in Section 4.02(b) hereof.

Section 4.09 Insurance/Indemnity.

(a) Upon the expiration of the Insurance Transition Period, ContraVir shall obtain and maintain in full force and effect throughout the related License Periods with respect to the related License Area the insurance (other than property insurance as to alterations in the Premises or equipment owned by Synergy in the Premises, which insurance Synergy shall carry) required to be maintained by Synergy under any related Lease. Upon request by Synergy, if ContraVir carries such insurance separate from Synergy, ContraVir shall provide evidence of such insurance to Synergy in accordance with the requirements of any such related Lease.

(b) With respect to each Leased Premises, ContraVir shall owe the same indemnification obligations to Synergy as set forth in the Lease covering the License Area as if the words “Owner” or “Landlord” and “Tenant “or “Lessee” or words of similar import, wherever the same appear in the related Lease pertaining to indemnification were construed to mean, respectively, “Synergy” and “ContraVir”.

With respect to all Owned Premises and with respect to any Leased Premises where the related Lease is silent on the indemnification obligations running from the “Tenant” to “Landlord”, then for the related License Area, ContraVir shall indemnify, defend and hold each Synergy Indemnified Person harmless from and shall defend each Synergy Indemnified Person against all claims made or judicial or administrative actions filed which allege that any Synergy Indemnified Person is liable to the claimant (other than to the extent caused by or arising from a Synergy Indemnified Person’s gross negligence or willful misconduct) by reason of (i) any injury to or death of any person, or damage to or loss of property, or any other thing occurring on or about the License Area or the Premises, or in any manner growing out of, resulting from or connected with the use, condition or occupancy of, the License Area or the Premises, if caused by any negligent act or willful misconduct of ContraVir or its agents, partners, contractors, employees, permitted assignees, licensees, sublessees, invitees or any other person or entity for whose conduct ContraVir is legally responsible, (ii) violation by ContraVir of any contract or agreement to which ContraVir is a party in each case affecting the License Area or the occupancy or use thereof by ContraVir and (iii) violation of or failure to observe or perform any condition, provision or agreement of this ARTICLE IV on ContraVir’s part to be observed or performed hereunder. Synergy shall similarly indemnify, defend and hold each ContraVir Indemnified Person harmless from and shall defend each ContraVir Indemnified Person against all claims made or judicial or administrative actions filed which allege that any ContraVir Indemnified Person is liable to the claimant (other than to the extent caused by or arising from a ContraVir Indemnified Person’s negligence or willful misconduct) by reason of (i) any injury to or death of any person, or damage to or loss of property, or any other thing occurring on or about the Premises, or in any manner growing out of, resulting from or connected with the use, condition or occupancy of, the Premises, if caused by any negligent act or willful misconduct of Synergy or its agents, partners, contractors, employees, permitted assignees, licensees, sublessees, invitees or any other person or entity for whose conduct Synergy is legally responsible (other than ContraVir), (ii) violation by Synergy of any contract or agreement to which Synergy is a party in each case affecting the Premises or the occupancy or use thereof by Synergy and (iii) violation of or failure to observe or perform any condition, provision or agreement of this ARTICLE IV on Synergy’s part to be observed or performed hereunder. In addition, and to the extent applicable, if Synergy is the beneficiary of an indemnity or release from the landlord under a Lease, Synergy shall use commercially reasonable efforts to similarly indemnify or release ContraVir, to the extent Synergy actually receives the benefit of such indemnity or release.

(c) Solely with respect to real estate matters governed by this ARTICLE IV, in the event of a conflict between, on the one hand, this Section 4.09, and, on the other hand, Section 6.03, the provisions of this Section 4.09 shall prevail. Notwithstanding the foregoing, the remaining provisions of ARTICLE VI shall remain in full force and effect with respect to the real estate matters governed by this  ARTICLE IV.

Section 4.10 Assignment; Sublicensing. The License granted hereby is personal to ContraVir and shall not be assigned nor shall ContraVir sublicense or otherwise permit or suffer the occupancy of any/all License Area(s) by any third party without first obtaining the prior written consent of Synergy.

Section 4.11 Alterations; Restoration. No alterations may be made by ContraVir to the License Areas without first obtaining (A) the prior written consent of Synergy, and (B) if required by a related Lease, the prior written consent of the related landlord of such Lease (which Synergy shall request from such landlord). Synergy, at the time of giving any such consent to any alterations by ContraVir, shall notify ContraVir if any such alterations must be removed and the License Areas restored, at the expiration or sooner termination of the applicable License Period. If Synergy employs Synergy Personnel at the License Areas, Synergy will reasonably cooperate with ContraVir to coordinate such requested alternations. Any costs associated with making such alterations, including construction or increased operating costs, shall be borne by ContraVir.

Section 4.12 Quiet Enjoyment. Synergy covenants and agrees that, so long as ContraVir shall pay the license fee described in Section 4.03 as and when due and in accordance with Section 5.03 and shall otherwise fully, faithfully and timely observe and perform within applicable notice and cure periods the agreements, covenants and conditions of this Agreement on its part to be observed and performed with respect to the related License Area, ContraVir shall and may peaceably and quietly have, hold and enjoy the related License Area for the related License Period, as same may be extended, without disturbance, hindrance, ejection or molestation by or from Synergy (subject, however, to the provisions hereof) or any one claiming by, through or under Synergy. Synergy may relocate ContraVir to any License Area upon reasonable prior written notice to ContraVir;  provided (i) Synergy pays for all reasonable relocation costs and expenses of ContraVir, and (ii) if the License Area is relocated to another building more than twenty-five (25) miles away from the existing License Area, ContraVir may elect to terminate the License with respect to such License Area and shall have up to ninety (90) days from the date of the relocation notice to find alternative premises to occupy. ContraVir shall abide by the building rules and regulations applicable to the buildings within which any License Area is located, which may be amended or modified by Synergy from time to time in its reasonable discretion.

Section 4.13 Surrender. On the related License Expiration Dates or sooner termination of the License with respect to the related License Area, ContraVir, if requested by Synergy or required by the restoration terms of a related Lease which would be applicable to the related License Area, shall restore the related portion of the License Area to the condition existing on the License Commencement Date insofar as the installations and alterations were made by or on behalf of ContraVir, ordinary wear and tear, fire and other casualty excepted (or if not so requested by Synergy, shall restore the related License Area only insofar as installations and alterations were made by or on behalf of ContraVir (or any assignee or Subsidiary of ContraVir), to the condition required by such restoration provisions of a related Lease) and otherwise comply with the surrender provisions of the Lease to the extent applicable to the License Area. Notwithstanding anything to the contrary contained herein, in no event shall ContraVir have any obligation to restore a License Area to the condition such space was in on the License Commencement Date to the extent such restoration related to an alteration which was made to such space prior to the License Commencement Date.

Section 4.14 Subordination. The License granted herein is subject and subordinate to all ground and underlying leases affecting the real property of which the License Areas form a part and to all mortgages which may now or hereafter affect such leases or such real property.

Section 4.15 Warranties. EXCEPT AS SET FORTH IN THIS AGREEMENT, THE PARTIES DO NOT MAKE ANY WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSE AREAS, INCLUDING THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Section 4.16 Inability To Perform. Neither Party shall be responsible for delays in the performance of its obligations caused by events beyond that Party’s reasonable control, including, but not limited to, acts of God.

Section 4.17 Good Faith. The License Areas are of such configuration and are not of such size as to justify, in either case, in the opinion of the Parties, entering into formal leases and/or subleases covering each of the License Area. The Parties have therefore entered into this Agreement which, the Parties recognize, is not dispositive of all matters and issues that may arise during the License Period with respect to the License Area. As and when issues and matters arise during the course of the License Period that are not definitively controlled by the provisions of this Agreement or any related Lease, the Parties shall act reasonably and in good faith endeavor to adjust and resolve such issues and matters.

Section 4.18 Site Specific Agreements. The Parties shall execute or cause their applicable subsidiaries to execute any additional agreements as may be reasonably necessary to effectuate the intent of this ARTICLE IV.

Section 4.19 Cooperation. Should the Parties desire to license, sublease, or enter into any other office sharing agreement with each other for spaces and locations not set forth on Schedule 4.01, or to renew any license and consequently the related underlying Lease for any space or location set forth on Schedule 4.01, then the Parties agree to cooperate with each other and to provide reasonable assistance to each other in identifying new spaces and entering into new leases, subleases, or other agreements, as applicable, with landlords and other related third parties as well as to cooperate and work with one another to reach mutually acceptable terms and provisions for any license, sublease or related agreement between each other; provided  that any such new or renewed arrangement between the Parties shall be subject to Synergy’s approval. This Section 4.19 shall survive the term of this Agreement.

ARTICLE V.

LABORATORY AND OTHER EXPENSES

Section 5.01 Laboratory Services During Laboratory Transition Period. Throughout the period beginning on the Effective Date and ending upon the first to occur the termination or expiration of this Agreement in accordance with ARTICLE VIII hereof, or such other date as may be required by applicable laws (the “Laboratory Transition Period”), Synergy shall make available to ContraVir Synergy’s laboratories and/or cause to make Synergy Personnel available for the purpose of testing required for pre-clinical development or clinical development related to the ContraVir Business (“Laboratory Services”).  All services performed by Synergy’s Personnel shall be subject to the provisions of Section 2.03 above.

Section 5.03 Laboratory Services After the Laboratory Transition Period. After the expiration of the Laboratory Transition Period, ContraVir shall be responsible for obtaining any laboratory services required for pre-clinical development or clinical development related to the ContraVir Business.

Section 5.03 Cooperation. Synergy and ContraVir shall cooperate with each other in all respects, and shall execute any additional documents which are reasonably necessary, to effectuate the provisions of this ARTICLE V.

ARTICLE VI.

SERVICE COSTS; OTHER CHARGES

Section 6.01 Costs for Synergy Services.

(a) Each Synergy Service and Laboratory Services will be provided at the price calculated in accordance with the methodology described in this Section 6.01, which prices will be reviewed on an annual basis at least thirty (30) days prior to the end of each of Synergy’s fiscal years commencing with the Synergy fiscal year ending December 31, 2013. In the event of a material change in the level of service for any Synergy Service or Laboratory Service prior to the termination of such Synergy Services and/or Laboratory Service pursuant to the terms of this Agreement, the Parties will work together in good faith to recalculate the price for such Synergy Service and/or Laboratory Service.

(b) ContraVir will generally be allocated certain costs based on the ContraVir Business’s revenues, headcount or other mutually agreed to statistics (relative to aggregate revenues, headcount or other statistics), as agreed upon by the Parties, and calculated in a manner consistent with practices between the Parties, as such practices may be changed from time to time by the Parties. Notwithstanding the foregoing, certain third party costs will be charged directly to ContraVir, as agreed upon by the Parties.

(c) No later than 90 days prior to the end of the Initial Term and 45 days prior to the end of any Renewal Term, the Parties shall commence discussions to determine the appropriate level of service and cost for each Synergy Service to be provided in the subsequent Renewal Term based on a good faith review of the Synergy Services and levels of service provided in the then-current term and a good faith estimate of ContraVir’s future service requirements.

Section 6.02 Payment.

(a) Charges for Synergy Services and/or Laboratory Services shall be invoiced quarterly in arrears by Synergy, within ten (10) business days after the end of the applicable quarter. Each invoice shall be directed to the Chief Financial Officer of ContraVir or such other person designated in writing from time to time by ContraVir’s Chief Financial Officer. Each such invoice shall be payable in accordance with Section 6.03; provided that if ContraVir, in good faith, disputes any invoiced charge, payment of such charge may be made only after mutual resolution of such dispute. ContraVir agrees to notify Synergy promptly, and in no event later than thirty (30) days following receipt of an invoice, of any disputed charge. Notwithstanding the foregoing, in no event will any delay of payment relating to disputed charges affect the timely payment of undisputed charges in accordance with this Section 6.02(a) .

(b) During the term of this Agreement, Synergy shall keep such books, records and accounts as are reasonably necessary to verify the calculation of the fees and related expense for all Synergy Services and/or Laboratory Services provided hereunder. Synergy shall provide documentation supporting any amounts invoiced by Synergy pursuant to this Section 6.02 as ContraVir may from time to time reasonably request. ContraVir shall have the right to review such books, records and accounts of Synergy with respect to the provision of the Synergy Services at any time upon reasonable notice, and ContraVir agrees to conduct any such review in a manner so as not to unreasonably interfere with the normal business operations of Synergy.

Section 6.03 Payments under this Agreement. For purposes of this Agreement, and solely with respect to periods prior to the Distribution Date, any “payment” by ContraVir to Synergy pursuant to this Agreement shall be treated as having been made upon an offset of intercompany account(s) of amounts otherwise owing by Synergy to ContraVir in accordance with the Parties’ general practice of offsetting intercompany account(s); provided  that ContraVir provides prompt notice of such offset to Synergy with sufficient detail of the intercompany account(s) being offset. All payments shall be made to Synergy within the time prescribed for payment in this Agreement, or if no period is prescribed, within ten (10) days after delivery of written notice of payment owing together with a computation of the amounts due.

Section 6.04 Responsibility for Synergy Personnel. All Synergy Personnel employed by Synergy in connection with its rendering of the Synergy Services will be Synergy’s employees, agents, or Subcontractors, as the case may be. Synergy will have the sole and exclusive responsibility for all such personnel, will supervise such Synergy Personnel, and will cause such personnel to cooperate with ContraVir in performance of the Synergy Services in accordance with the terms and conditions of ARTICLE II ,  ARTICLE III ,  ARTICLE IV,  ARTICLE V  and ARTICLE VII. Synergy will pay, and be solely responsible for the payment of, any and all wages, salaries, or other compensation or benefits payable to such Synergy Personnel, plus any and all premiums, contributions and taxes for workers’ compensation insurance, unemployment compensation, disability insurance, FICA, payroll, and all similar provisions now or hereafter imposed by any Governmental Authority with respect to, or measured by, wages, salaries, or other compensation paid or to be paid, or benefits provided or to be provided, by Synergy to any Synergy Personnel. No person providing Synergy Services to ContraVir pursuant to the terms of this Agreement shall be deemed to be, or shall have any rights as, an employee of ContraVir.

ARTICLE VII.

WARRANTY DISCLAIMER, LIMITATION OF LIABILITY AND INDEMNIFICATION

Section 7.01 No Warranty. The Parties both acknowledge and agree that Synergy has agreed to provide or cause to be provided the Synergy Services and/or Laboratory Services hereunder as an accommodation to ContraVir. EXCEPT FOR THE LIMITED REPRESENTATIONS OF THE PARTIES SET FORTH IN SECTION 9.14  BELOW, NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESSED OR IMPLIED (INCLUDING WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO ANY REPRESENTATION OR DESCRIPTION), ARE MADE BY SYNERGY OR ANY SYNERGY ENTITY WITH RESPECT TO THE PROVISION OF THE SYNERGY SERVICES AND/OR LABORATORY SERVICES UNDER THIS AGREEMENT AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL SUCH REPRESENTATIONS OR WARRANTIES ARE HEREBY WAIVED AND DISCLAIMED.

Section 7.02 Limitation of Liability - Synergy.

(a) ContraVir agrees that none of the Synergy Entities and their respective directors, officers, Subcontractors and employees (each of the Synergy Entities and their respective directors, officers, Subcontractors and employees, a “Synergy Indemnified Person”) shall have any Liability, whether direct or indirect, in contract or tort or otherwise, to ContraVir or any ContraVir Entity or any other Person under the control of ContraVir or any ContraVir Entity for or in connection with the Synergy Services and/or Laboratory Services rendered or to be rendered or granted or to be granted into by any Synergy Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any Synergy Indemnified Person’s actions or inactions in connection with any Synergy Services or such transactions, except for any Liabilities resulting from (i) any material breach of this Agreement on the part of any Synergy Indemnified Person; or (ii) the gross negligence, bad faith or willful misconduct of any Synergy Indemnified Person in connection with this Agreement.

(b) None of the Synergy Entities shall have any Liability to ContraVir or any other Person for failure to perform Synergy’s obligations under this Agreement or otherwise, where such failure to perform similarly affects the Synergy Entities receiving the same or similar services and does not have a disproportionately adverse effect on ContraVir; provided, however, the provisions of this  Section 7.02(b)  shall not relieve any Synergy Entity from any Liability resulting from such Entity’s failure to maintain the Synergy Insurance Policies pursuant to the terms of this Agreement.

(c) In addition to the foregoing, ContraVir agrees that, in all circumstances, it shall use commercially reasonable efforts to mitigate and otherwise minimize damages to ContraVir, whether direct or indirect, due to, resulting from or arising in connection with any failure by Synergy to comply fully with Synergy’s obligations under this Agreement.

Section 7.03 Indemnification by Synergy. Except as otherwise provided in this Agreement, Synergy shall, for itself and as agent for each Synergy Entity, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless each ContraVir Indemnified Person from and against, and shall reimburse such ContraVir Indemnified Person with respect to, any and all Losses that any third party seeks to impose upon the ContraVir Indemnified Person, or which are imposed upon the ContraVir Indemnified Person, and that, following the Effective Date, relate to, arise or result from, any of the following items (without duplication):

(a) any material breach by any Synergy Entity of this Agreement; and

(b) the gross negligence, bad faith or willful misconduct of any Synergy Indemnified Person in connection with the Synergy Services rendered or to be rendered by, or granted or to be granted by any Synergy Indemnified Person pursuant to this Agreement or the transactions contemplated by this Agreement.

In the event that any Synergy Entity makes a payment to a ContraVir Indemnified Person hereunder, and such ContraVir Indemnified Person subsequently diminishes the Loss on account of which such payment was made, either directly or through a third-party recovery (other than a recovery indirectly from ContraVir), ContraVir will promptly repay (or will cause such ContraVir Indemnified Person to promptly repay) such Synergy Entity the amount by which the payment made by such Synergy Entity exceeds the actual cost of the associated indemnified Loss.

Notwithstanding the foregoing, the provisions of this Section 7.03 shall terminate immediately upon a Change of Control.

Section 7.04 Disclaimer of Damages. IN NO EVENT SHALL ANY SYNERGY ENTITY BE LIABLE TO ANY CONTRAVIR ENTITY FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES;  PROVIDED ,  HOWEVER , THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EACH PARTY’S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES AS SET FORTH IN THIS AGREEMENT OR IN ANY INTERCOMPANY AGREEMENT.

Section 7.05.  Procedure for Claims. Each indemnified Party agrees to give the indemnifying Party prompt written notice of any Loss or discovery of fact upon which such indemnified Party intends to base a request for indemnification under this Article VII. Each Party shall furnish promptly to the other copies of all papers and official documents received in respect of any Loss. The indemnifying Party shall have the sole right to defend, settle, or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. The indemnifying Party shall obtain the written consent of the indemnified Party, which shall not be unreasonably withheld or delayed, prior to ceasing to defend, settling or otherwise disposing of any loss if as a result thereof the indemnified Party would become subject to injunctive or other equitable relief or any remedy other than the payment of money, which payment would be the responsibility of the indemnifying Party. The indemnifying Party shall not be liable for any settlement or other disposition of a loss by the indemnified Party which is reached without the written consent of the indemnifying Party. The reasonable costs and expenses, including reasonable fees and disbursements of counsel incurred by any indemnified Party in cooperating with the indemnifying Party in its defense of a loss, shall be reimbursed on a quarterly basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the indemnified Party.

ARTICLE VIII.

TERM AND TERMINATION

Section 8.01 Term. Except as otherwise provided herein, or as otherwise agreed in writing by the Parties, (a) this Agreement shall have an initial term from the Effective Date through the Distribution Date (the “Initial Term”), and will be renewed automatically thereafter for successive three (3) month terms (each, a “Renewal Term”) with respect to any Synergy Services then in effect, unless either Party elects not to renew this Agreement or any specific Service provided hereunder by notice in writing to the other Party not less than forty-five (45) days prior to the end of any term, and (b) Synergy’s obligation to provide, grant or procure, and ContraVir’s right to purchase or continue to benefit from, a Synergy Service shall cease as of the applicable date set forth in the schedules attached hereto, as applicable, or the applicable date set forth in any arrangement between the Parties pursuant to which such Synergy Services are provided or such earlier date determined in accordance with Section 8.02 .

Section 8.02 Termination.

(a) The Parties may by mutual agreement from time to time terminate this Agreement with respect to one or more of the Synergy Services and/or Laboratory Services, in whole or in part.

(b) ContraVir may terminate any Synergy Services and/or Laboratory Services at any time (i) upon at least thirty (30) days prior written notice of such termination by ContraVir to Synergy, effective as of such 30th day, or (ii) if Synergy shall have failed to perform any of its material obligations under this Agreement relating to such Synergy Service, ContraVir shall have notified Synergy in writing of such failure, and such failure shall have continued for a period of at least thirty (30) days after receipt by Synergy of written notice of such failure from ContraVir, effective as of such thirtieth day.

(c) Subject to the provisions of Section 8.02(d) and Section 8.03, Synergy may terminate any Synergy Service at any time if ContraVir shall have failed to perform any of its material obligations under this Agreement, Synergy shall have notified ContraVir in writing of such failure, and such failure shall have continued for a period of at least thirty (30) days after receipt by ContraVir of written notice of such failure from Synergy, effective as of such thirtieth (30th ) day.

(d)                  If a Party undergoes a Change of Control, this Agreement shall automatically terminate without further notice to either Party.

(e) Upon any termination of this Agreement by Synergy, including any determination by Synergy to not renew this Agreement pursuant to Section 7.01 above (other than a termination as a result of a default by ContraVir), each License shall continue for a period of up to ninety (90) days to allow ContraVir to find alternative premises to occupy. ContraVir shall pay any costs incurred by Synergy arising from Synergy’s provision of adequate physical and information technology separation and segregation during such ninety (90) day transition period.

Section 8.03 Termination of ARTICLE III. Notwithstanding anything to the contrary contained in this ARTICLE VIII:

(a) The provisions of ARTICLE III shall continue with respect to each applicable Synergy Insurance Policy, for such period of time following the date upon which the Synergy Entities hold shares of ContraVir common stock representing less than a majority of the total outstanding shares of ContraVir common stock as is permitted in the applicable insurance policy but, in no event, for more than ninety (90) days; and

(b) Synergy’s obligation to maintain the Synergy Insurance Policies for the ContraVir Entities, and, except as provided in Section 8.04 below, ContraVir’s obligation to pay or reimburse Synergy, as the case may be, for the expenses resulting from such Synergy Insurance Policies shall cease as of the applicable date determined in accordance with this Section 8.03; provided, however, nothing in this  Section 8.03 shall eliminate Insurance Coverage for a claim pending as of the date of termination until such time as replacement coverage has been obtained. Synergy shall provide ContraVir with prior written notice of termination of Insurance Coverage pursuant to this Section 9.03 as soon as reasonably practical after Synergy’s determination of the date upon which the Synergy Entities hold shares of ContraVir common stock representing less than a majority of the total outstanding shares of ContraVir common stock.

Section 8.04 Effect of Termination.

(a) Other than as required by law or Section 8.03 above, upon the effective date of the termination of (1) any Synergy Service and/or Laboratory Services (excluding any service relating to the Synergy Insurance Policies) pursuant to Section 8.02 , (2) any Synergy Service and/or Laboratory Services relating to the Synergy Insurance Policies pursuant to Section 8.03 , or (3) upon termination of this Agreement in accordance with its terms, Synergy shall have no further obligation to provide such terminated Synergy Service and/or Laboratory Services (or any Synergy Service, in the case of termination of this Agreement), and ContraVir shall have no obligation to pay any fees relating to such terminated Synergy Services and/or Laboratory Services (or to make any other payments hereunder, in the case of termination of this Agreement); provided that, notwithstanding such termination:

(i) ContraVir shall remain liable to Synergy for any fees owed and payable in respect of the Synergy Services provided prior to the effective date of such termination;

(ii) Synergy shall continue to charge ContraVir for administrative and program costs relating to benefits paid after but incurred prior to the termination of any Synergy Service;

(iii) ContraVir shall be obligated to pay such expenses in accordance with the terms of this Agreement; provided further that (A) Synergy makes commercially reasonable efforts to obtain available refunds of such costs and (B) if Synergy obtains a refund of any such costs already paid by ContraVir, Synergy shall return such portion of the costs to ContraVir; and

(iv) in the event of the termination of any License pursuant to Section 8.02(d), Synergy shall be obligated to continue to provide such License to ContraVir for a period of up to ninety (90) days and ContraVir shall be obligated to continue to pay any applicable license fees to Synergy for that same time period.

(b) Following termination of this Agreement with respect to any Synergy Service, the Parties agree to cooperate with each other in providing for an orderly transition of such Synergy Service to ContraVir or to a successor service provider as designated by ContraVir. In the event of any termination with respect to one or more, but less than all, of the Synergy Services described herein, this Agreement will continue in full force and effect with respect to any Synergy Services not so terminated. The provisions of ARTICLE VII , ARTICLE VIII , and ARTICLE IX shall survive the termination this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, upon a termination of this Agreement pursuant to Section 8.02(d), Synergy shall have no further liability under this Agreement and shall not be required to perform any obligations hereunder, including, but not limited to, any Synergy Service or Laboratory Service, or make any payment pursuant to this Agreement.

ARTICLE VIII.

MISCELLANEOUS

Section 9.01 Ownership.

(a) This Agreement and the performance of the Synergy Services and/or Laboratory Services hereunder will not affect the ownership of any assets or responsibility for any liabilities allocated in any of the other Intercompany Agreements. Neither Party will gain, by virtue of this Agreement or the Synergy Services provided hereunder, by implication or otherwise, any rights of ownership of any property or intellectual property rights owned by the other Party or such other Party’s Subsidiaries.

(b) ContraVir shall own all property or intellectual property rights assigned to ContraVir pursuant to the Intercompany Agreements, as well as any changes, additions or improvements thereto made by Synergy solely on behalf of ContraVir in the performance of the Synergy Services, including the granting of the Licenses. In addition, ContraVir will own any data with respect to ContraVir or the ContraVir Business to the extent such data is developed by Synergy solely on behalf of ContraVir or the ContraVir Business. To the extent that data provided by ContraVir to Synergy is owned by ContraVir and such data is processed or used by Synergy in performance of the Synergy Services and/or Laboratory Services, such data and any modifications to that data shall remain the property of ContraVir. The provisions of this Section 9.01(b) do not grant ContraVir any rights to any data concerning Synergy, any other Synergy Entity or Synergy’s business.

Section 9.02 No Agency. Nothing in this Agreement shall (i) constitute or be deemed to constitute a partnership or joint venture between or among the Parties hereto or their respective Subsidiaries, or (ii) create an agency or employment relationship between or among the Parties, in either case, for any purpose whatsoever. Neither Party hereto nor its Subsidiaries shall have authority or power to bind the other Party hereto or its Subsidiaries or to contract in the name of, or create a Liability against, the other Party hereto or such other Party’s Subsidiaries in any way or for any purpose.

Section 9.03 Subcontractors. In connection with the Synergy Services, Synergy may hire or engage one or more third-party subcontractors (each, a “Subcontractor”) to perform all or any of its obligations under this Agreement; provided  that, subject to Section 6.01 , Synergy shall pay for all fees due each such Subcontractor and shall in all cases remain primarily responsible for all obligations undertaken by each such Subcontractor on Synergy’s behalf pursuant to the terms of this Agreement with respect to the scope, quality, degree of skill and nature of the Synergy Services provided hereunder. Synergy’s hiring of any Subcontractors pursuant to this Section 9.03 shall be conducted consistently with Synergy’s current practice of hiring independent contractors.

Section 9.04 Force Majeure.

(a) For purposes of this Section 9.04, “Force Majeure” means an event beyond the control of either Party, which by its nature could not have been foreseen by such Party, or, if it could have been foreseen, was unavoidable, and includes without limitation, acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) and failure of energy sources.

(b) Continued performance of a Synergy Service and/or Laboratory Services may be suspended immediately to the extent caused by Force Majeure. Synergy will give prompt notice to ContraVir of the occurrence of the event giving rise to the suspension and of its nature and anticipated duration. The Parties shall cooperate with each other to find alternative means and methods for the provision of the suspended Synergy Service and/or Laboratory Services. Notwithstanding anything to the contrary contained herein, if the performance of a Synergy Service and/or Laboratory Services is suspended due to Force Majeure for a period exceeding thirty (30) days, ContraVir shall have the right to terminate this Agreement with respect to such Synergy Service and/or Laboratory Services upon delivery of written notice to Synergy. Such termination shall be effective immediately. No charges will be incurred with respect to a Synergy Service and/or Laboratory Services for any time period during which the provision of such Synergy Service has been suspended or terminated pursuant to this Section 9.04.

(c) Without limiting the generality of Section 6.01, neither Party shall be under any liability for failure to fulfill any obligation under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of circumstances of Force Majeure.

Section 9.05 Entire Agreement. This Agreement and any exhibits or schedules attached hereto or thereto, and the Insurance Policies referred to herein, constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.

Section 9.06 Governing Law and Jurisdiction. This Agreement, including the validity hereof and the rights and obligations of the Parties hereunder, shall be construed in accordance with and shall be governed by the laws of the State of New York applicable to contracts made and to be performed entirely in such State (without giving effect to the conflicts of laws provisions thereof).

Section 9.07 Amendment. This Agreement and any schedule may be amended at any time after such date by mutual written consent of Synergy and ContraVir evidenced by an instrument in writing signed on behalf of each of the Parties. In the event Synergy requests that ContraVir provides certain services to Synergy at a future date, and to the extent that the Parties mutually agree with respect to the provision of such services, the Parties shall execute a supplement to this Agreement setting forth the terms and conditions of such services to be provided to Synergy by ContraVir, including a description of any related fees.

Section 9.08 Notices. Notices, offers, requests or other communications required or permitted to be given by either Party pursuant to the terms of this Agreement shall be given in writing to the respective Parties to the following addresses:

If to Synergy or Synergy Entity, to:

Synergy Pharmaceuticals Inc.

420 Lexington Avenue, Suite 1609

New York, New York 10174

Attention: Secretary

Facsimile: (212) 297-0019

If to ContraVir or a ContraVir Entity, to:

ContraVir Pharmaceuticals, Inc.

420 Lexington Avenue, Suite 1609

New York, New York 10174

Attention: Secretary

Facsimile: (212) 297-0019

or to such other address or facsimile number as the Party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested. All other notices may also be sent by facsimile or email, confirmed by first class mail. All notices shall be deemed to have been given when received, if hand delivered; when transmitted, if transmitted by facsimile, email or similar electronic transmission method; one working day after it is sent, if sent by recognized overnight courier; and three days after it is postmarked, if mailed first class mail or certified mail, return receipt requested, with postage prepaid.

Section 9.09 Counterparts. This Agreement, including the Intercompany Agreements and the exhibits and schedules hereto and thereto and the other documents referred to herein or therein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.10 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may be enforced separately by each Synergy Entity and each ContraVir Entity. Neither Party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other Party, and any such assignment shall be void; provided , however , either Party may assign this Agreement to a successor entity formed solely in connection with such Party’s reincorporation in another jurisdiction or into another business form.

Section 9.11 Severability. If any term or other provision of this Agreement or the schedules or exhibits attached hereto (or Insurance Policies described herein) is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 9.12 Failure or Indulgence not Waiver; Remedies Cumulative. No failure or delay on the part of either Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the schedules or any exhibits attached hereto (or the Insurance Policies described herein) are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 9.13 Authority. Each of the Parties represents to the other Party that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 9.14 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, without the necessity of proving irreparable damage or posting a bond, in addition to any other remedy at law or equity.

Section 9.15 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 9.16 Interpretation. The headings contained in this Agreement, in any exhibit or schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.17 Conflicting Agreements. In the event of conflict between this Agreement and any other agreement executed on or prior to the Effective Date in connection with the subject matter hereof, the provisions of this Agreement shall prevail.

Section 9.18 Third Party Beneficiaries. Except as specifically set forth in this Agreement, none of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any Person. No such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any liability (or otherwise) against either Party hereto.

Section 9.19 Incorporation by Reference. All schedules to this Agreement are incorporated herein by reference and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.

Section 9.20 Relationship of Parties. The status of the Parties under this Agreement shall be that of independent contractors. Neither Party shall have the right to enter into any agreements on behalf of the other Party, nor shall it represent to any person that it has any such right or authority. Nothing in this Agreement shall be construed as establishing a partnership or joint venture relationship between the Parties. Neither Party shall have authority to enter into contracts or binding commitments in the name or on behalf of the other Party. Neither Party will use the other Party’s logo or marks without prior written approval, and then such use shall be only for the benefit of the other Party and at the direction of the other Party. Neither Party shall be, nor represent itself as being, an agent of the other Party, and shall not be, nor represent itself as being, authorized to bind the other Party. Each Party agrees, acknowledges and understands that neither it nor its employees or agents shall have the status of an employee of the other Party and shall not participate in any employee benefit plans or group insurance plans or programs (including, but not limited to salary, bonus or incentive plans, stock option or purchase plans, or plans pertaining to retirement, deferred savings, disability, medical or dental), even if it is considered eligible to participate pursuant to the terms such plans. In addition, each Party understands and agrees that consistent with its independent contractor status, neither it nor its employees or agents will apply for any of the other Party’s government-sponsored benefits intended only for employees, including, but not limited to, unemployment benefits. Such Party’s exclusion from benefit programs maintained by the other Party is a material component of this Agreement. To the extent a Party or its employees or agents may become eligible for any benefit programs maintained by the other Party (regardless of timing or reason for eligibility), such Party hereby waives its right to participate in the programs. Each Party shall defend, indemnify and hold the other Party harmless from any and all claims made by its personnel on account of an alleged failure by the other Party to satisfy any tax or withholding obligations.

Section 9.21  Compliance with Laws. Each Party will comply with all applicable laws, rules, ordinances and regulations of any governmental entity or regulatory agency governing the actions to be taken and provided hereunder. Neither Party will take any action in violation of any applicable law, rule, ordinance or regulation that could result in liability being imposed on the other Party.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have signed this Amended and Restated Shared Services Agreement by their duly authorized representatives as of the date first set forth above.

SYNERGY PHARMACEUTICALS INC.

By:	/s/ Gary S. Jacob
Name:	Gary S. Jacob
Title:	Chief Executive Officer

CONTRAVIR PHARMACEUTICALS, INC.

By:	/s/ Bernard S. Denoyer
Name:	Bernard S. Denoyer
Title:	Chief Financial Officer

[Signature Page to Amended and Restated Shared Services Agreement]